As filed with the U.S. Securities and Exchange Commission January 16, 2025

Registration No. 333-284092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-0064269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 841-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 841-7774

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq.

Joseph E. Segilia, Esq.

Aaron M. Schleicher, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 16, 2025

Digital Ally, Inc.

Up to 808,377 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders (the “Selling Stockholders”) identified herein of up to an aggregate of 808,377 shares (the “Shares”), of common stock, par value $0.001 per share (“common stock”), of Digital Ally, Inc. (the “Company”, “we”, “us” or “our”), issued pursuant to that certain Securities Purchase Agreement, dated November 6, 2024, by and between the Company and the Selling Stockholders (such agreement, the “Purchase Agreement”). For additional information regarding the issuance of the Shares to the Selling Stockholders, see “The Private Placement” beginning on page 5 of this prospectus.

The Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 21.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Shares in the section titled “Plan of Distribution” on page 32.

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “DGLY.” On January 15, 2025, the last reported sale price of our common stock was $0.4230 per share.

Investing in our common stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 7 and in the documents which are incorporated by reference herein before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 808,377 Shares issued directly to the Selling Stockholders pursuant to the Purchase Agreement. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission, or the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “Digital Ally”, the “Company”, “we”, “our” or “us” refer to Digital Ally, Inc., a Nevada corporation, and its subsidiaries on a consolidated basis.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events. Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, as well as other risks discussed in documents that we file with the SEC.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

The business of the Company (with its wholly-owned subsidiaries, Digital Ally International, Inc., Shield Products, LLC, Digital Ally Healthcare, Inc., TicketSmarter, Inc. (“TicketSmarter”), Worldwide Reinsurance, Ltd., Digital Connect, Inc., BirdVu Jets, Inc., Kustom 440, Inc. (“Kustom 440”), Kustom Entertainment, Inc. (“Kustom”), and its majority-owned subsidiary Nobility Healthcare, LLC) is divided into three reportable operating segments: 1) the video solutions operating segment (the “Video Solutions Operating Segment”), 2) the revenue cycle management segment (the “Revenue Cycle Management Segment”), and 3) the entertainment segment (the “Entertainment Segment”). The Video Solutions Operating Segment is our legacy business that produces digital video imaging, storage products, disinfectant and related safety products for use in law enforcement, security and commercial applications. This segment includes both service and product revenues through our subscription models offering cloud and warranty solutions, and hardware sales for video and health safety solutions. The Revenue Cycle Management Segment provides working capital and back-office services to a variety of healthcare organizations throughout the country, as a monthly service fee. The Entertainment Segment acts as an intermediary between ticket buyers and sellers within our secondary ticketing platform, ticketsmarter.com, and we also acquire tickets from primary sellers to then sell through various platforms.

Corporate Information

We were incorporated in Nevada on December 13, 2000. We conduct our business from 14001 Marshall Drive, Lenexa, Kansas 66215. Our telephone number is (913) 814-7774. Our website address is www.digitalallyinc.com. The information contained in, or accessible through, our website is not incorporated by reference into this prospectus or the registration of which it forms a part and is intended for informational purposes only. You should not consider such website information to be a part of this prospectus and such registration statement.

Recent Developments

As previously disclosed in a Current Report on Form 8-K filed with the SEC by the Company on June 6, 2023, on June 1, 2023, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Clover Leaf Capital Corp., a Delaware corporation (“Clover Leaf”), CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (the “Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Company as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Purchaser Representative”), and Kustom.

On November 7, 2024, pursuant to Section 8.1(a) of the Merger Agreement, the Company, Clover Leaf, Merger Sub, Purchaser Representative, and Kustom entered into a Mutual Termination and Release Agreement (the “Termination Agreement”) to terminate the Merger Agreement (the “Termination”). As a result of the Termination Agreement, the Merger Agreement is of no further force and effect, with the exception of specified provisions set forth in the Termination Agreement, which shall survive the Termination and remain in full force and effect in accordance with their respective terms.

As previously reported in the amendment to the Current Report on Form 8-K filed with the SEC by the Company on November 8, 2024, in order to secure the Company’s obligations under the Notes (as defined below), the Purchase Agreement provides that the Company shall cause its wholly owned subsidiaries, to the extent permitted under such subsidiaries’ existing obligations, to guarantee the payment of and performance of obligations under the Notes. In connection therewith, on November 13, 2024, the Company entered into that certain Secured Subsidiary Guarantee (the “Guarantee”), by and among the Company, TicketSmarter, Kustom 440, and Kustom (each of TicketSmarter, Kustom 440 and Kustom a “Guarantor” and together, the “Guarantors”). Pursuant to the Guarantee, the Guarantors guarantee to the Selling Stockholders the prompt and complete payment and performance when due of the Obligations (as defined in the Guarantee).

As previously reported on the Form 8-K filed on November 7, 2024, pursuant to the Purchase Agreement, the Company agreed to file within 30 days of the Closing Date (as defined in the Purchase Agreement) a registration statement (the “Public Offering Registration Statement”) with the SEC for a public offering (the “Public Offering Filing Deadline”) and use its reasonable best efforts to pursue and consummate a financing transaction within ninety (90) days of the Closing Date (the “Offering Consummation Deadline”). The Company also agreed to file within 30 days of the Closing Date a registration statement on Form S-1 (or other appropriate form if the Company is not then S-1 eligible) providing for the resale by the Selling Stockholders of the Shares issued under the Purchase Agreement (the “Resale Filing Deadline”).

On December 11, 2024, the Company entered into that certain First Amendment to Securities Purchase Agreement (the “Amendment”) with the Selling Stockholders. Pursuant to the Amendment, (i) the Public Offering Filing Deadline was amended to require the Company to file the Public Offering Registration Statement not less than 20 Trading Days (as defined in the Purchase Agreement) after, and not more than 30 Trading Days after, the later of (a) the annual meeting of stockholders scheduled for December 16, 2024 and (b) the effectiveness of the registration statement described in Section 4.15 of the Purchase Agreement (the “Resale Registration Statement”), (ii) the Offering Consummation Deadline was amended to require the Company to use its reasonable best efforts to consummate a financing transaction within sixty (60) days of filing the Public Offering Registration Statement, and (iii) the Resale Filing Deadline was amended to require the Company to use reasonable best efforts to file the Resale Registration Statement on or before December 18, 2024 (but in no event later than December 20, 2024), and to use commercially reasonable efforts to cause such Resale Registration Statement to become effective within forty-five (45) calendar days following the filing thereof and to keep such Resale Registration Statement effective at all times until no Selling Stockholder owns any Shares. Failures to meet any of the deadlines set forth in the foregoing sentence shall be considered Public Information Failures for which Public Information Failure Payments shall be due pursuant to Section 4.3(b) of the Amendment.

Pursuant to the Amendment, a participation right was added to the Purchase Agreement, such that until one (1) year following the Closing Date, the Selling Stockholders shall have the right to receive an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement (as defined in the Amendment), which Offer Notice shall, among other things, offer to issue and sell to or exchange with such Selling Stockholder in accordance with the terms of the Offer such Selling Stockholder’s pro rata portion of 35% of the Offered Securities, subject to certain conditions.

Nasdaq Notifications

As previously disclosed, on January 2, 2025, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”), as the Company’s stockholders’ equity of ($2,448,310), as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, was below the required minimum of $2.5 million, and the Company did not meet either the alternative compliance standards relating to market value of listed securities of at least $35 million or net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

Discussions to Sell Majority Interest in Subsidiary

The Company is in discussions to sell the 51% of the membership units that our wholly owned subsidiary, Digital Ally Healthcare, Inc., holds in its majority-owned subsidiary Nobility Healthcare, LLC. The Company expects to reach an agreement in the near term but, at the time of this prospectus, no definitive agreement has been reached.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

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THE PRIVATE PLACEMENT

On November 6, 2024, the Company entered into a private placement transaction (the “Private Placement”), pursuant to the Purchase Agreement with the Selling Stockholders for aggregate gross proceeds of approximately $3.0 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement.

As part of the Private Placement, the Company issued (i) senior secured promissory notes in aggregate principal amount of $3,600,000 (the “Notes”), and (ii) 808,377 Shares. The Private Placement closed on November 7, 2024 (the “Closing Date”).

Pursuant to the Purchase Agreement, the Company is required to use approximately $2,015,623 of the net proceeds from the Private Placement to pay, in full, all liabilities, obligations and indebtedness owing by the Company and its subsidiary, Kustom (the “Borrowers”), to Mosh Man, LLC (the “Lender”), in respect of that certain promissory note and note purchase agreement and related documents by and among the Borrowers and the Lender (collectively, the “Mosh Man Note”).

The Company’s full repayment of the outstanding obligations under the Mosh Man Note will effectively terminate the public sale process of the collateral securing the Borrowers’ obligations thereunder, which sale process was disclosed by the Company in a Current Report on Form 8-K filed by the Company on October 28, 2024 and again November 4, 2024.

The Company anticipates that the remaining net proceeds of $653,627 from the Private Placement after repayment of the Mosh Man Note on November 7, 2024, and after deducting placement agent fees and other offering expenses, will meet the Company’s capital needs for approximately three months after the Closing Date, subsequent to which the Company anticipates that it will need to raise additional funds to implement its business plan and to service its ongoing operations. The Company also anticipates pursuing the sale of its video solutions business in the short term.

Pursuant to the Amendment, (i) the Public Offering Filing Deadline was amended to require the Company to file the Public Offering Registration Statement not less than 20 Trading Days after, and not more than 30 Trading Days after, the later of (a) the annual meeting of stockholders scheduled for December 16, 2024 and (b) the effectiveness of the Resale Registration Statement, (ii) the Offering Consummation Deadline was amended to require the Company to use its reasonable best efforts to consummate a financing transaction within sixty (60) days of filing the Public Offering Registration Statement, and (iii) the Resale Filing Deadline was amended to require the Company to use reasonable best efforts to file the Resale Registration Statement on or before December 18, 2024 (but in no event later than December 20, 2024), and to use commercially reasonable efforts to cause such Resale Registration Statement to become effective within forty-five (45) calendar days following the filing thereof and to keep such Resale Registration Statement effective at all times until no Selling Stockholder owns any Shares. Failures to meet any of the deadlines set forth in the foregoing sentence shall be considered Public Information Failures for which Public Information Failure Payments shall be due pursuant to Section 4.3(b) of the Amendment.

Pursuant to the Amendment, a participation right was added to the Purchase Agreement, such that until one (1) year following the Closing Date, the Selling Stockholders shall have the right to receive an Offer Notice of any Offer of Offered Securities in a Subsequent Placement, which Offer Notice shall, among other things, offer to issue and sell to or exchange with such Selling Stockholder in accordance with the terms of the Offer such Selling Stockholder’s pro rata portion of 35% of the Offered Securities, subject to certain conditions.

Furthermore, pursuant to the Purchase Agreement, within five (5) days of the signing the Purchase Agreement, (i) the Company’s board of directors (the “Board”) shall approve an amendment to the Company’s bylaws (the “Bylaws’) setting the quorum required for a special meeting of stockholders to one-third of all stockholders entitled to vote at such special meeting and (ii) the Company shall file with the SEC a preliminary proxy statement on Schedule 14A announcing a meeting of stockholders for the purpose of approving the Series A and Series B warrants issued by the Company on June 25, 2024. On November 6, 2024, the Company adopted Amendment No. 1 to Bylaws with the approval of the Board. The Bylaws were amended to reduce the quorum requirement at any meeting of the Company’s stockholders to thirty-three and one-third percent (33 1/3%) of the stock issued and outstanding and entitled to vote at such meeting.

Furthermore, in order to secure the Company’s obligations under the Notes, the Purchase Agreement provides that the Company shall cause its wholly owned subsidiaries, to the extent permitted under such subsidiaries’ existing obligations, to guarantee the payment of and performance of obligations under the Notes. The Company agreed to use best efforts to enter into subsidiary guarantees to that effect. On November 13, 2024, the Company entered into the Guarantee, by and among the Company and the Guarantors. Pursuant to the Guarantee, the Guarantors guarantee to the Selling Stockholders the prompt and complete payment and performance when due of the Obligations (as defined in the Guarantee).

Senior Secured Promissory Notes

The Notes will mature ninety (90) days following their issuance date (the “Maturity Date”) and shall accrue no interest unless and until an Event of Default (as defined in the Notes) has occurred, in which case interest shall accrue at a rate of 14% per annum during the pendency of such Event of Default. In addition, upon customary Events of Default, the Selling Stockholders may require the Company to redeem all or any portion of the Notes in cash with 125% redemption premium. The Selling Stockholders may also require the Company to redeem all or any portion of the Notes in cash upon a Change of Control, as defined in the Notes, at the prices set forth therein. Upon a Bankruptcy Event of Default (as defined in the Notes), the Company shall immediately pay to the Selling Stockholders an amount in cash representing 100% of all outstanding principal, accrued and unpaid interest, if any, in addition to any and all other amounts due under the Notes, without the requirement for any notice or demand or other action by the Selling Stockholder or any other person.

If the Company engages in one or more subsequent financings while the Notes are outstanding, the Company will be required to use at least 100% of the gross proceeds of such financing to redeem all or any portion of the Notes outstanding. The Company may also prepay the Notes in whole or in part at any time or from time to time. The Notes also contain customary representations and warranties and covenants of each of the parties. Subject to certain exceptions, the Notes are secured by a first lien and continuing security interest in and to the Collateral (as defined in the Notes).

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ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 808,377 Shares. All of the Shares, if and when sold, will be sold by the Selling Stockholders.

Shares offered by the Selling Stockholders:	Up to 808,377 Shares.

Shares of common stock outstanding after completion of this offering:	7,883,214(1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders. See “Use of Proceeds.”

Risk factors:	An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 7 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol for Common Stock:	“DGLY”

(1)	Shares of our common stock that will be outstanding after this offering is based on 7,883,214 shares of common stock outstanding as of January 15, 2025, but excludes the following as of such date:

●	excludes up to 52,500 shares of our common stock issuable upon exercise of outstanding options with a weighted average exercise price of $45.14 per share.

●	excludes up to 8,832,226 shares of our common stock issuable upon exercise of warrants issued previously and outstanding, having a weighted average exercise price of $1.27 per share.

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RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to Our Financial Condition

We will need financing in the longer term to support our ongoing operations. If we do not raise sufficient capital when such financing is needed, we may be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection or engage in a similar process.

While we believe that current cash on hand is sufficient to fund our immediate operational needs, we will need financing in the longer term to support our ongoing operations. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain such additional financing, we will be required to divest all or a portion of our business or otherwise liquidate, wind-up, restructure or curtail our operations and product development timeline. We may seek additional capital through a combination of equity offerings, debt financings and/or strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, our ability to accelerate product development will be hindered, our business and financial condition may be materially and adversely affected, and you may lose all or part of your investment.

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $117,668,781 at December 31, 2023, which includes our net loss attributable to common stockholders of $25,688,547 for the year ended December 31, 2023, as compared to our net loss attributable to common stockholders of $21,666,691 for the year ended December 31, 2022. As of September 30, 2024, we had an accumulated deficit of $130,154,168, which includes net losses attributable to common stockholders of $3,470,506 for the three months ended September 30, 2024. Our management has concluded that our historical recurring losses from operations and unstable cash flows from operations, as well as our dependence on private equity and other financings, raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2023 and 2022.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2023 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the shares of common stock.

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Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Risks Related to Our Business and Industry

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Some foreign governments are experiencing budgetary pressures because of various reasons specific to them and their impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

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International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services, and the principal target commercial market for our disinfectant/sanitizer and temperature monitoring products are healthcare centers and direct consumer businesses such as bars and restaurants. We have been marketing our FirstVU HD and EVO-HD to commercial customers for approximately one year and have been marketing our Shield™ and ThermoVU™ products to commercial customers for approximately the same period of time. While we have continued to try to capitalize on the existing market for our event recorder products, the markets for these newer products have represented relatively new sales channels for us and we may experience difficulty gaining acceptance of such products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures for various reasons specific to them or the applicable industries in which they operate, which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products.

The markets for our new and enhanced products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

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We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

●	rapid technological change;

●	new and improved technology and frequent product introductions;

●	consumer demands; evolving industry standards; and

●	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman, although we entered into retention agreements with such officers on December 23, 2008, which were amended in April 2018. The loss of the services of either of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial effects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

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A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer who currently sources such chipsets from the Philippines, China, Taiwan and South Korea, among other countries. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments Incorporated (“Texas Instruments”). While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instruments chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instruments chips.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 50 patents for protection in the United States and certain other countries to cover certain design aspects of our products.

We have been issued at least 38 patents to date by the USPTO. In addition, we have at least 12 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

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Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products or services, damaging our reputation or exposing us to liability.

We receive, process, and store, electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

The digital video recording market is characterized by new products and rapid technological change.

The market for our digital video recording technology products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

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The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution are characterized by new products and rapid technological change.

The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution products are characterized by rapidly changing technology and frequent new product introductions given the COVID-19 pandemic. Our future success will depend in part on our ability to enhance our existing products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new applications for our disinfectant/sanitizer and temperature monitoring solutions and products both as stand-alone products and embedded solutions in third party products and systems. Our current development activities include, among others, electrostatic sprayer systems to more efficiently disburse our Shield™ disinfectant/sanitizer. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the market. There can also be no assurance that the disinfectant/sanitizer and temperature monitoring products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We are a party to several lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail, resulting in losses and which may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. We believe that the likely outcome of any other pending cases and proceedings will not be material to our business or financial condition. However, there can be no assurance that we will prevail in the litigation or proceedings or that we may not have to pay damages or other awards to the other party.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continued economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition and results of operations. Also, the imposition of economic sanctions on Russia as a result of the war in Ukraine could prevent us from performing existing contracts and pursuing new growth opportunities, which could adversely affect our business, financial condition and results of operations.

Future acquisitions may have a material adverse effect on our ability to manage our business and our results of operations and financial condition.

We may acquire businesses, technologies, services, or products which are complementary to our business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources and management attention from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the costs and expenses incurred in connection with such acquisitions, or the potential loss of or harm to relationships with suppliers, employees, and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business or our results of operations and financial condition. In addition, we may need to fund any such acquisitions through the incurrence of additional debt or the sale of additional debt or equity securities, which would result in increased debt service obligations, including additional operating and financing covenants, or liens on our assets, that would restrict our operations, or dilution to our shareholders.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

Our markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

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Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

Our Entertainment Segment business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events may result in decreased demand for our services.

Ticket sales are sensitive to fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect our business, financial condition and results of operations. We rely on third parties to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

We rely heavily on Internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our website or those of our partners, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.

We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our products more difficult. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, Apple and Google App Stores are an important distribution channel. If they choose to charge commissions on our products and we fail to negotiate compatible terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, traffic to our site and our user growth could be harmed.

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Our Entertainment Segment business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services.

Our Entertainment Segment business is dependent on the secondary ticket market for events put on by artists, teams and promoters. We rely upon the willingness of such artists, teams and promoters to support the secondary ticket market and any decrease in support of the resale market, such as by enacting restrictions regarding resale policies or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

If our future performance does not meet market expectations, the price of our securities may decline.

If our future performance does not meet market expectations, the price of our common stock may decline. In addition, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment.

Risks Related to the Resale of the Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our common stock.

A large number of shares of common stock may be sold in the market following this offering, which may significantly depress the market price of our common stock.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell common stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

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The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future, although such fluctuations may not reflect a material change to our financial condition or operations during any such period. Such volatility can be attributable to a number of factors. Such volatility can be attributable to a number of factors. First, as noted above, our common stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our common stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

In addition to being highly volatile, our common stock could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock could also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

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If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our common stock price and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our common stock, the common stock price would likely decline. If analysts do not cover us or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our common stock price or trading volume.

In the event that our common stock is delisted from the Nasdaq Capital Market, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Capital Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

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You may experience future dilution as a result of issuance of the Shares, issuance of shares of common stock pursuant to any price protection features under the terms of our outstanding securities, future equity offerings by us and other issuances of our common stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share as prior issuances of common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, the terms of certain of our outstanding securities may contain price protection features that allow holders of such securities to acquire the same number of shares of common stock at a lower price if certain events occur, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the prices per share for previous issuances of common stock or securities convertible into common stock paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our equity incentive programs. In addition, the issuance of the Shares, the issuance of shares of common stock pursuant to our outstanding securities, and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such issuances or sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of common stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our common stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our Articles of Incorporation, as amended (the “Articles of Incorporation”) authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

As disclosed in our Current Report on Form 8-K filed with the SEC on January 3, 2025, we received the Notice from the Staff on January 2, 2025 stating that we were not in compliance with the Stockholders’ Equity Requirement, as the our stockholders’ equity of ($2,448,310), as reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, was below the required minimum of $2.5 million, and we did not meet either the alternative compliance standards relating to market value of listed securities of at least $35 million or net income from continuing operations of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

Under Nasdaq listing rules and as specified in the Notice, we have 45 calendar days from the date of the Notice to submit to the Staff a plan to regain compliance with the Stockholders’ Equity Requirement. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice for us to evidence compliance. We are presently evaluating various courses of action to regain compliance and intend to timely submit a plan to Nasdaq to regain compliance with the Stockholders’ Equity Requirement. There can be no assurance that our plan will be accepted or that if it is, that we will be able to regain compliance with the Stockholders’ Equity Requirement.

There can be no assurances that we will be able to regain compliance with the Stockholders’ Equity Requirement or if we do later regain compliance with the Stockholders’ Equity Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our common stock will be delisted from the Nasdaq Capital Market.

In the event that our common stock is delisted from the Nasdaq Capital Market, as a result of our failure to comply with the Stockholders’ Equity Requirement or due to our failure to continue to comply with any other requirement for continued listing on the Nasdaq Capital Market, and our common stock is not eligible for listing on another exchange, trading in the shares of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Market or another over-the-counter market operated by the OTC Markets Group Inc. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

General Risk Factors

Economic uncertainties or downturns, or political changes, in the United States and globally, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Our results of operations could be adversely affected by general conditions in the economy and financial markets, both in the U.S. and globally, including conditions that are outside of our control, such as the continuing uncertainty regarding the duration and scope of the COVID-19 pandemic, global supply chain disruptions, the recent inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its recent invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in government trade policies that could adversely impact our ability to sell products in certain countries, particularly in China. For example, the U.S. government has imposed tariffs on certain Chinese imports and, in return, the Chinese government has imposed or proposed tariffs on certain U.S. products. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between certain countries, what products may be subject to such actions, or what actions may be taken by other countries in response. It also may not be possible to anticipate the timing or duration of such tariffs, export restrictions, or other regulatory actions. These government trade policies may materially adversely affect our sales and operations with current customers as well as impede our ability to develop relationships with new customers.

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There is a risk of further escalation and retaliatory actions between the U.S. and other foreign governments. If significant tariffs or other restrictions are placed on goods exported from China or any related counter-measures are taken, our revenue and results of operations may be materially harmed. These tariffs may also make our products more expensive for customers, which may reduce customer demand.

There is also a risk that the U.S. government may seek to implement more protective trade measures, not just with respect to China but with respect to other countries as well, such as those imposed on Russia in connection with its recent invasion of Ukraine. This could include new or higher tariffs and even more restrictive trade barriers, such as prohibiting certain types of, or all sales of certain products or products sold by certain parties into the U.S. Any increased trade barriers or restrictions on global trade could have a materially adverse impact on our business and financial results.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The Nasdaq Stock Market LLC, and other applicable securities rules and regulations.

Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

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SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders. For additional information regarding the issuances of those shares of common stock, see “Private Placement” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the shares of common stock and the participation right and issuance of the Notes described in the following sentences, the Selling Stockholders have not had any material relationship with us within the past three years. Pursuant to the Amendment, a participation right was added to the Purchase Agreement, such that until one (1) year following the Closing Date, the Selling Stockholders shall have the right to receive an Offer Notice of any Offer of the Offered Securities in a Subsequent Placement, which Offer Notice shall, among other things, offer to issue and sell to or exchange with such Selling Stockholder in accordance with the terms of the Offer such Selling Stockholder’s pro rata portion of 35% of the Offered Securities, subject to certain conditions. As part of the Private Placement, the Company issued the Notes to the Selling Stockholders.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of January 15, 2025. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the number of shares of common stock issued to the selling stockholders in the “Private Placement” described above. The fourth column assumes the sale of all of the common stock offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their common stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Sabby Volatility Warrant Master Fund, Ltd. (1)	393,372	336,824	56,548
L1 Capital Global Opportunities Master Fund (2)	393,372	134,729	258,643
Anson East Master Fund LP (3)	393,372	74,102	319,270
Anson Investments Master Fund LP (4)	393,372	262,722	130,650

(1)	Holds the following securities issued in the Private Placement: 336,824 shares of common stock. Includes 336,824 shares of common stock held directly and 56,548 shares of common stock issuable upon the exercise of Series A and Series B warrants up to the beneficial ownership blocker of 4.99%. Excludes 2,433,492 shares of common stock issuable upon the exercise of Series A and Series B warrants in excess of the 4.99% beneficial ownership blocker. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(2)	Holds the following securities issued in the Private Placement: 134,729 shares of common stock. Includes 134,729 shares of common stock held directly and 258,643 shares of common stock issuable upon the exercise of Series A and Series B warrants up to the beneficial ownership blocker of 4.99%. Excludes 737,372 shares of common stock issuable upon the exercise of Series A and Series B warrants in excess of the 4.99% beneficial ownership blocker. David Feldman is the control person for L1 Capital Global Opportunities Master Fund. The address for L1 Capital Global Opportunities Master Fund is 1688 Meridian Ave, Level 6, Miami Beach, FL, 33139.

(3)	Holds the following securities issued in the Private Placement: 74,102 shares of common stock. Includes 74,102 shares of common stock held directly and 319,270 shares of common stock issuable upon the exercise of Series A and Series B warrants up to the beneficial ownership blocker of 4.99%. Excludes 606,288 shares of common stock issuable upon the exercise of Series A and Series B warrants in excess of the 4.99% beneficial ownership blocker. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	Holds the following securities issued in the Private Placement: 262,722 shares of common stock. Includes 262,722 shares of common stock held directly and 130,650 shares of common stock issuable upon the exercise of Series A and Series B warrants up to the beneficial ownership blocker of 4.99%. Excludes 3,150,864 shares of common stock issuable upon the exercise of Series A and Series B warrants in excess of the 4.99% beneficial ownership blocker. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson Investments”), hold voting and dispositive power over the common stock held by Anson Investments. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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EXECUTIVE COMPENSATION

The following table presents information concerning the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (“COO”) (collectively, the “Named Executive Officers”) for services rendered to the Company in all capacities for the years ended December 31, 2024 and 2023:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($) (1)	All other compensation ($) (2)	Total ($)
Stanton E. Ross	2024	$112,885	$—	$42,600	(3)	$—	$6,175	$161,660
Chairman, CEO and President	2023	$250,000	$—	$87,325	(5)	$—	$11,200	$348,525

Thomas J. Heckman	2024	$51,923	$—	$—		$—	$2,885	$54,808
CFO, Treasurer and Secretary	2023	$120,000	$—	$18,713	(6)	$—	$6,354	$145,067

Peng Han	2024	$112,885	$—	$31,950	(4)	$—	$5,706	$150,541
COO	2023	$250,000	$—	$24,950	(7)	$—	$10,821	$285,771

(1)	Represents aggregate grant date fair value pursuant to ASC Topic 718 for the respective year for stock options granted.

(2)	Amounts included in all other compensation include the following items: the employer contribution to the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) on behalf of the named executive. We are required to provide a 100% matching contribution for all who elect to contribute up to 3% of their compensation to the plan and a 50% matching contribution for all employees’ elective deferral between 4% and 5%. The employee (i) is 100% vested at all times in the employee contributions and employer matching contributions; (ii) receives Company paid healthcare insurance; (iii) receives Company paid contributions to health savings accounts; and (iv) receives Company paid life, accident and disability insurance. See “All Other Compensation Table” below.

(3)	Stock awards include the following restricted stock granted during 2024 to Mr. Ross: 17,500 shares at $2.13 per share that vest 100% on January 31, 2025, subject to Mr. Ross remaining an employee of the Company at that point in time.

(4)	Stock awards include the following restricted stock granted during 2024 to Mr. Han: 15,000 shares at $2.13 per share. 3,000 shares vest immediately on January 31,2024 at $2.13 per share and remaining that vest 100% on January 31, 2025, subject to Mr. Han remaining an employee of the Company at that point in time.

(5)	Stock awards include the following restricted stock granted during 2023 to Mr. Ross: 17,500 shares at $4.99 per share that vest 50% on January 10, 2024 and 50% on January 10, 2025, subject to Mr. Ross remaining an employee of the Company at that point in time.

(6)	Stock awards include the following restricted stock granted during 2023 to Mr. Heckman: 3,750 shares at $4.99 per share that vested on April 1, 2023.

(7)	Stock awards include the following restricted stock granted during 2023 to Mr. Han: 5,000 shares at $4.99 per share that vest 20% annually on the anniversary of January 10 from 2024 to 2028, subject to Mr. Han remaining an employee of the Company at that point in time.

All Other Compensation Table

		401(k) Plan	Company paid	Flexible & health savings account	Company paid life, accident &	Other
Name	Year	contribution by Company	healthcare insurance	contributions by Company	disability insurance	Contractual payments	Total
Stanton E. Ross	2024	$4,635	$—	$719	$821	$—	$6,175
Chairman, CEO and President	2023	$11,200	$—	$1,100	$821	$—	$13,121

Thomas J. Heckman	2024	$1,869	$—	$379	$637	$—	$2,885
CFO, Treasurer and Secretary	2023	$4,800	$—	$895	$659	$—	$6,354

Peng Han	2024	$4,885	$—	$—	$821	$—	$5,706
COO	2023	$10,000	$—	$—	$821	$—	$10,821

Compensation Policy. Our executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable us to achieve earnings and profitability growth to satisfy its stockholders. We must, therefore, create incentives for these executives to achieve both our and individual performance objectives using performance-based compensation programs. No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

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Compensation Components. The main elements of its compensation package consist of base salary, stock options or restricted stock awards and bonus.

Base Salary. The base salary for each executive officer is reviewed and compared to the prior year, with considerations given for increase or decrease. The review is generally on an annual basis but may take place more often in the discretion of the Compensation Committee.

On January 31, 2024, the Compensation Committee approved the annual base salaries of Stanton E. Ross, Chief Executive Officer, Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, and Peng Han, Chief Operating Officer, at $250,000, $120,000, and $250,000, respectively for 2024.

The Compensation Committee plans to review the base salaries for possible adjustments on an annual basis. Base salary adjustments will be based on both individual and our performances and will include both objective and subjective criteria specific to each executive’s role and responsibility with us.

Stock Options and Restricted Stock Awards. The Compensation Committee determined stock option and restricted stock awards based on numerous factors, some of which include responsibilities incumbent with the role of each executive with us, tenure with us, as well as our performance. The vesting period of options and restricted stock is also tied, in some instances, to our performance directly related to certain executive’s responsibilities with us. The Compensation Committee determined that Messrs. Ross and Han were eligible for awards of stock options or restricted stock in 2024 based on their performance. Refer to the “Grants of Plan-Based Awards” table below for restricted stock awards made in 2024. The Committee also determined that Messrs. Ross, Heckman, and Han would be eligible in 2024 for awards of restricted stock or stock options. On January 31, 2024, the Compensation Committee awarded Stanton E. Ross 20,000 shares of restricted common stock that will vest 100% on January 31, 2025 provided that he remains an officer on such dates. Peng Han was awarded 15,000 shares of restricted common stock that will vest on January 31, 2025 provided that he remains an officer on such dates.

Bonuses. The Compensation Committee determined to award no bonuses to each of the executive officers in 2023 and 2024, as set forth in the foregoing table. Refer to the “Summary Compensation Table” above.

Other. In July 2008, we amended and restated our 401(k) Plan. The amended 401(k) Plan requires us to provide a 100% matching contribution for employees who elect to contribute up to 3% of their compensation to the plan and a 50% matching contribution for employees’ elective deferrals between 4% and 5%. We have made matching contributions for executives who elected to contribute to the 401(k) Plan during 2024. Each participant is 100% vested at all times in employee and employer matching contributions. Mr. Heckman, as trustee of the 401(k) Plan, holds the voting power as to the shares of our common stock held in the 401(k) Plan. We have no profit-sharing plan in place for our employees. However, we may consider adding such a plan to provide yet another level of compensation to our compensation plan.

The following table presents information concerning the grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2024:

Grants of Plan-Based Awards

Name	Grant date	Date approved by Compensation Committee	All other stock awards: Number of shares of stock or units: (#) (1) (2)		Exercise or base price of option awards ($/Share)	Grant date fair value of stock awards ($) (2)
Stanton E. Ross
Chairman and CEO	January 31, 2024	January 31, 2024	20,000	(1)	$2.13	$42,600

Thomas J. Heckman
CFO, Treasurer and Secretary	—	—	—		$—	$—

Peng Han
COO	January 31, 2024	January 31, 2024	15,000	(1)	$2.13	$31,950

(1) These restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over a one-year period (100% on January 31, 2025) contingent upon whether the individual is still employed by us at that point.

(2) Stock awards noted represent the aggregate amount of grant date fair value as determined under ASC Topic 718. Please refer to Note 16 to the consolidated financial statements that appear in our Annual Report on Form 10-K, filed with the SEC on April 1, 2024, for a further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

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Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have any employment agreements with any of our executive officers. However, on December 23, 2008, we entered into retention agreements with the following executive officers: Stanton E. Ross and Thomas J. Heckman. In April 2018 we amended these agreements.

Retention Agreements - Potential Payments upon Termination or Change of Control

The following table sets forth for each named executive officer potential post-employment payments and payments on a change in control and assumes that the triggering event took place on January 1, 2024 and that the amendments to the retention agreements of each person were in effect.

Retention Agreement Compensation

Name	Change in control payment due based upon successful completion of transaction	Severance payment due based on termination after Change of Control occurs	Total
Stanton E. Ross	$125,000	$500,000	$625,000
Thomas J. Heckman	$115,000	$460,000	$575,000
Total	$240,000	$960,000	$1,200,000

The retention agreements guarantee the executive officers’ specific payments and benefits upon a Change in Control of the Company. The retention agreements also provide for specified severance benefits if, after a Change in Control of the Company occurs, the executive officer voluntarily terminates employment for “Good Reason” or is involuntarily terminated without “Cause.”

Under the retention agreements, a “Change in Control” means (i) one party alone, or acting with others, has acquired or gained control over more than 50% of the voting shares of the Company; (ii) the Company merges or consolidates with or into another entity or completes any other corporate reorganization, if more than 50% of the combined voting power of the surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; (iii) a majority of the Board is replaced and/or dismissed by the stockholders of the Company without the recommendation of or nomination by the Company’s current Board; (iv) the Company’s Chief Executive Officer (the “CEO”) is replaced and/or dismissed by stockholders without the approval of the Board; or (v) the Company sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of the Company and the Company does not own stock in the purchaser or purchasers having more than 50% of the voting power of the entity owning all or substantially all of the consolidated assets of the Company after such purchase.

“Good Reason” means either (i) a material adverse change in the executive’s status as an executive or other key employee of the Company, including without limitation, a material adverse change in the executive’s position, authority, or aggregate duties or responsibilities; (ii) any adverse change in the executive’s base salary, target bonus or benefits; or (iii) a request by the Company to materially change the executive’s geographic work location.

“Cause” means (i) the executive has acted in bad faith and to the detriment of the Company; (ii) the executive has refused or failed to act in accordance with any specific lawful and material direction or order of his or her supervisor; (iii) the executive has exhibited, in regard to employment, unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or has committed an act of embezzlement, fraud or theft with respect to the property of the Company; (iv) the executive has abused alcohol or drugs on the job or in a manner that affects the executive’s job performance; and/or (v) the executive has been found guilty of or has plead nolo contendere to the commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to termination for Cause, the Company shall give the executive written notice of the reason for such potential termination and provide the executive a 30-day period to cure such conduct or act or omission alleged to provide grounds for such termination.

If any Change in Control occurs and the executive continues to be employed as of the completion of such Change in Control, upon completion of such Change in Control, as payment for the executive’s additional efforts during such Change in Control, the Company shall pay the executive a Change in Control benefit payment equal to three months of the his base salary at the rate in effect immediately prior to the Change in Control completion date, payable in a lump sum net of required tax withholdings. If any Change in Control occurs, and if, during the one-year period following the Change in Control, the Company terminates the executive’s employment without Cause or the executive submits a resignation for Good Reason (the effective date of such termination or resignation, the “Termination Date”), then:

a)	The Company shall pay the executive severance pay equal to 12 months of his base salary at the higher of the rate in effect immediately prior to the Termination Date or the rate in effect immediately prior to the occurrence of the event or events constituting Good Reason, payable on the Termination Date in a lump sum net of required tax withholdings, plus all other amounts then payable by the Company to the executive less any amounts then due and owing from the executive to the Company;

b)	The Company shall provide continuation of the executive’s health benefits at the Company’s expense for 18 months following the Termination Date; and

c)	The executive’s outstanding employee stock options shall fully vest and be exercisable for a 90-day period following the Termination Date.

The executive is not entitled to the above severance benefits for a termination based on death or disability, resignation without Good Reason or termination for Cause. Following the Termination Date, the Company shall also pay the executive all reimbursements for expenses in accordance with the Company’ policies, within ten days of submission of appropriate evidence thereof by the executive.

25

The following table presents information concerning the outstanding equity awards for the Named Executive Officers as of December 31, 2024:

Outstanding Equity Awards at Fiscal Year-End

Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (1)	Market value of shares or units of stock that have not vested (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested
Stanton E. Ross
Chairman and CEO		-	-	-	-	28,750	$15,238	-	$-

Thomas J. Heckman
CFO, Treasurer and Secretary	-	-	-	-	-	-	$-	-	$-

Peng Han
COO	-	-	-	-	-	19,000	$10,070	-	$-

(1) These stock option and restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over the prescribed period contingent upon whether the individual is still employed by the Company at that point.

(2) Market value based upon the closing market price of $0.53 on December 31, 2024.

The following table presents information concerning the stock options exercised and the vesting of restricted stock awards during 2024 for the Named Executive Officers for the year ended December 31, 2024:

	Option Exercises and Restricted Stock Vested
	Option Awards		Stock Awards
	Number of Shares acquired realized on exercise (#)	Value realized on exercise ($)	Number of Shares acquired on vesting (#)	Value on vesting ($)
Stanton E. Ross Chairman and CEO	-	$-	17,500	$37,450	(1)

Thomas J. Heckman CFO, Treasurer and Secretary	-	$-	-	$-

Peng Han COO	-	$-	5,000	$10,670	(2)

(1)	Based on the closing market price of our common stock of $2.19 on January 10, 2024, the date of vesting for 8,750 shares of common stock, and the closing market price of our common stock of $2.09 on January 7, 2024, the date of vesting for 8,750 shares of common stock for Mr. Ross.

(2)	Based on the closing market price of our common stock of $2.13 on January 31, 2024, the date of vesting for 3,000 shares of common stock, the closing market price of our common stock of $2.09 on January 7, 2024, the date of vesting for and the closing market price of our common stock of $2.19 on January 10, 2024, the date of vesting for 1,000 shares of common stock for Mr. Han.

The number of stock options and restricted stock awards that an employee, director, or consultant may receive under our Plans (defined below under “Information Regarding Plans and Other Arrangements Not Subject to Security Holder Action”) is in the discretion of the administrator and therefore cannot be determined in advance. The Board’s policy in 2024 was to grant officers an award of 20,000 restricted shares of common stock to our CEO and 15,000 restricted shares of common stock to our COO and each non-employee director no award of options or restricted stock, all subject to vesting requirements.

The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the Plans during the year ended December 31, 2024 and (b) the average per share exercise price of such options.

	Number of
	Restricted
	Shares of	Number of	Average per
	Common	Options	Share Exercise
Name of Individual or Group	Stock Granted	Granted	Price
Stanton E. Ross, Chairman of the Board of Directors & CEO	20,000	-	$-
Leroy C. Richie, Director	-	-	$-
Thomas J. Heckman, Vice President, CFO, Treasurer & Secretary	-	-	$-
Peng Han, COO	15,000	-	$-
All executive officers, as a group	35,000	-	$-
All directors who are not executive officers, as a group	-	-	$-
All employees who are not executive officers, as a group	45,197	-	$-

26

Director Compensation

Our non-employee directors received no stock option or restricted stock grants as noted in the “Director Compensation” table below for their service on the Board in 2024, including on the Audit, Nominating and Compensation Committees.

Director compensation for the year ended December 31, 2024 was as follows:

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($) (2)	Total ($)
Stanton E. Ross, Chairman of the Board of Directors (1)	$—	$—	$—	$—
Leroy C. Richie (2)	$15,000	$—	$—	$15,000
D Duke Daughtery (2)	$13,750	$—	$—	$13,750
Charles M Anderson (3)	$—	$—	$—	$—

(1)	As a Named Executive Officer, Mr. Ross’s compensation and option awards are fully reflected in the “Summary Compensation” table, and elsewhere under “Executive Compensation.” He did not receive compensation, stock awards or options for his services as a director.

(2)	The Board suspended their cash fees for the second, third and fourth quarters of 2024. The amounts shown represent the respective Director’s accrued but unpaid fees for the first quarter of 2024.

(3)	Mr. Anderson was appointed to the Board on December 17, 2024. Therefore, he received no director fees or stock-based compensation for services as a director during the year ended December 31, 2024.

On November 17, 2023, our Board adopted a clawback policy (the “Clawback Policy”) permitting the Company to seek the recovery of incentive compensation received by any of the Company’s current and former executive officers (as determined by the board in accordance with Section 10D of the Exchange Act) and such other senior executives/employees who may from time to time be deemed subject to the Clawback Policy by the board (collectively, the “Covered Executives”). The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the board. If the board cannot determine the amount of excess incentive compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Outstanding Stock Options Held by Directors

The following table presents information concerning the outstanding equity awards for the Board as of December 31, 2023:

Outstanding Equity Awards at Fiscal Year-End

	Equity
	incentive
	plan
	awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying	Option
	unexercised	unexercised	unexercised	exercise	Option
	options (#)	options (#)	unearned	price	expiration
Name	exercisable	unexercisable	options (#)	($)	date
Stanton E. Ross Chairman, CEO and President	—	—	—	$—	—

Leroy C. Richie Lead Outside Director	5,000			$33.40	7/8/2031
	3,750			41.80	5/1/2030
	3,000			60.20	5/24/2029
	2,500			44.00	7/5/2028
	1,500			60.00	8/14/2027
	500	—	—	$78.40	5/11/2026

D Duke Daughtery
Director	—		—		—

Charles M Anderson
Director	—		—		—

27

Securities Authorized for Issuance Under Equity Compensation Plans

As of September 30, 2024, the Company had adopted ten separate stock option and restricted stock plans: (i) the 2005 Stock Option and Restricted Stock Plan (the “2005 Plan”), (ii) the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”), (iii) the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”), (iv) the 2008 Stock Option and Restricted Stock Plan (the “2008 Plan”), (v) the 2011 Stock Option and Restricted Stock Plan (the “2011 Plan”), (vi) the 2013 Stock Option and Restricted Stock Plan (the “2013 Plan”), (vii) the 2015 Stock Option and Restricted Stock Plan (the “2015 Plan”), (viii) the 2018 Stock Option and Restricted Stock Plan (the “2018 Plan”), (ix) the 2020 Stock Option and Restricted Stock Plan (the “2020 Plan”), and (x) the 2022 Stock Option and Restricted Stock Plan (the “2022 Plan”). The 2005 Plan, 2006 Plan, 2007 Plan, 2008 Plan, 2011 Plan, 2013 Plan, 2015 Plan, 2018 Plan, 2020 Plan and 2022 Plan are referred to as the “Plans.”

Stock option grants. The Company believes that such awards better align the interests of our employees with those of its stockholders. Option awards have been granted with an exercise price equal to the market price of its stock at the date of grant with such option awards generally vesting based on the completion of continuous service and having ten-year contractual terms. These option awards typically provide for accelerated vesting if there is a change in control (as defined in the Plans). The Company has registered all shares of common stock that are issuable under its Plans with the SEC. A total of 137,042 shares remained available for awards under the various Plans as of December 31, 2024.

The 2005 Plan, 2006 Plan, 2007 Plan, 2008 Plan, 2011 Plan, 2013 Plan, 2015 Plan, 2018 Plan, 2020 Plan, and 2022 Plan are collectively referred to as the “Plans.”

The Plans authorize us to grant (i) to the key employees incentive stock options (except for the 2007 Plan) to purchase shares of Common Stock and non-qualified stock options to purchase shares of Common Stock and restricted stock awards, and (ii) to non-employee directors and consultants’ non-qualified stock options and restricted stock. The Compensation Committee of our Board (the “Compensation Committee”) administers the Plans by making recommendations to the Board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The Plans allow for the grant of incentive stock options (except for the 2007 Plan), non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plans must have an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the Common Stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the Plans. A restricted stock award is a grant of shares of the Common Stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

We have filed various registration statements on Form S-8 and amendments to previously filed Form S-8’s with SEC, which registered a total of 408,750 shares of Common Stock issued or to be issued underlying the awards under the Plans.

The following table sets forth certain information regarding the Plans as of December 31, 2024:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	52,500	$45.14	408,750
Equity compensation plans not approved by stockholders	—	$—	—
Total all plans	52,500	$45.14	408,750

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Pay Versus Performance

The following table sets forth compensation information for our Chief Executive Officer, Stanton E. Ross, referred to in the tables below as the PEO, and our Chief Financial Officer, Thomas J. Heckman, and our Chief Operating Officer, Peng Han, referred to in the tables below as the Non-PEO NEOs, for purposes of comparing their respective compensation to our net loss, calculated in accordance with SEC regulations, for the fiscal years ended December 31, 2024 and 2023.

			Average
			Summary
			Compensation	Average
	Summary	Compensation	Table Total	Compensation
	Compensation	Actually	for	Actually Paid	Net
	Table Total	Paid to	Non-PEO	to Non-PEO	Income
Year	for PEO	PEO	NEOs	NEOs	(Loss)
	(1)	(2)	(3)	(4)	(5)
2024	$161,660	$116,097	$102,675	$88,325	$(14,424,531)
2023	$348,525	$279,525	$215,419	$205,552	$(25,463,949)

(1)	The dollar amounts reported are the amounts of total compensation reported for Mr. Ross in the Summary Compensation Table for the fiscal years ended December 31, 2024 and 2023.

(2)	The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. Ross during the applicable year, but also include (i) the year-end fair value of equity awards granted during the reported year that are outstanding and unvested, (ii) the change in the fair value of equity awards that were outstanding and unvested at the end of the prior year, measured through the date on which the awards vested, or through the end of the reported fiscal year, and (iii) the fair value of equity awards that were issued and vested during the reported fiscal year. See the table under “PEO Equity Award Adjustment Breakout” below for further information.

(3)	The dollar amounts reported are the average total compensation reported for our Non-PEO NEO in the Summary Compensation Table for the fiscal years ended December 31, 2024 and 2023.

(4)	The dollar amounts reported represent the average amount of “compensation actually paid”, as computed in accordance with SEC rules, for our Non-PEO NEOs. The dollar amounts reported are the average total compensation reported for our Non-PEO NEOs in the Summary Compensation Table for the fiscal years ended December 31, 2024 and 2023, but also include (i) the year-end fair value of equity awards granted during the reported year that are outstanding and unvested, (ii) the change in the fair value of equity awards that were outstanding and unvested at the end of the prior year, measured through the date on which the awards vested, or through the end of the reported fiscal year, and (iii) the fair value of equity awards that were issued and vested during the reported fiscal year. See the table under “Non-PEO NEOs Equity Award Adjustment Breakout” below for further information.

(5)	The dollar amounts reported for 2024 are the net loss before income attributable to noncontrolling interests from the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed on December 30, 2024.

PEO Equity Award Adjustment Breakout

To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) our PEO’s “Total” compensation as reported in the Summary Compensation Table:

Fair
Value
Increase
or
Decrease
			Fair	Fair Value	Fair	from
			Value	Year over	Value	Prior
			as of Year	Year	of	Year
		Reported	End for	Increase or	Awards	end for
		Value of	Awards	Decrease in	Granted	Awards
	Summary	Equity	Granted	Unvested	and	that
	Compensation	Awards	During	Awards	Vested	Vested	Compensation
	Table Total	for	The	Granted in	During	during	Actually Paid
Year	for PEO	PEO(1)	Year	Prior Years	the Year	the Year	to PEO
2024	$161,660	$(42,600)	$10,600	$(13,913)	$-0-	$350	$116,097
2023	$348,525	$(87,325)	$37,100	$(21,700)	$-0-	$2,925	$279,525

(1)	Represents the grant date fair value of the equity awards to our PEO, as reported in the Summary Compensation Table.

Non-PEO NEOs Equity Award Adjustment Breakout

To calculate the amounts in the “Compensation Actually Paid to Non-PEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the “Total” compensation of our Non-PEO NEOs as reported in the Summary Compensation Table:

Fair
Value
Increase
or
Decrease
			Fair	Fair Value	Fair	from
			Value	Year over	Value	Prior
		Reported	as of Year	Year	of	Year
		Value of	End for	Increase or	Awards	end for
	Summary	Equity	Awards	Decrease in	Granted	Awards
	Compensation	Awards	Granted	Unvested	and	that	Compensation
	Table Total	for	During	Awards	Vested	Vested	Actually Paid
	for Non-PEO	Non-PEO	The	Granted in	During	during	to Non-PEO
Year (1)	NEOs	NEOs(2)	Year	Prior Years	the Year	the Year	NEOs
2024	$102,675	$(15,975)	$3,975	$(5,565)	$3,195	$20	$88,325
2023	$215,419	$(12,475)	$5,300	$(4,960)	$-0-	$2,268	$205,552

(1)	All the amounts are average for Non-PEO NEOs.

(2)	Represents the grant date fair value of the equity awards to our Non-PEO NEOs, as reported in the Summary Compensation Table.

29

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of the Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that the Board may deem relevant.

30

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 808,377 shares of common stock. The terms of our shares of common stock are contained in our Articles of Incorporation and our Bylaws, each as amended to date and each as filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. For a description of our common stock, see Exhibit 4.10—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

Our Articles of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock and up to 10,000,000 shares of blank check preferred stock, par value $0.001 per share. The Board may establish the rights and preferences of the preferred stock from time to time.

31

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

32

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.digitalally.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 17, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 16, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on December 30, 2024;

●	our Current Reports on Forms 8-K filed with the SEC on February 5, 2024, March 5, 2024, March 15, 2024, April 2, 2024, April 5, 2024, May 20, 2024, June 28, 2024, July 18, 2024, August 5, 2024, August 6, 2024, August 14, 2024, August 16, 2024, August 23, 2024, August 23, 2024, September 4, 2024, September 6, 2024, September 13, 2024, September 20, 2024, September 27, 2024, October 28, 2024, November 1, 2024, November 4, 2024, November 5, 2024, November 7, 2024, November 8, 2024, November 8, 2024, November 15, 2024, November 27, 2024, December 11, 2024, December 16, 2024, December 17, 2024, December 26, 2024 and January 3, 2025 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

●	the description of our common stock contained in Exhibit 4.10—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 814-7774

Copies of these filings are also available through the “Investor Relations” section of our website at www.digitalally.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Digital Ally, Inc.

Up to 808,377 Shares of Common Stock

PROSPECTUS

The date of this prospectus is         , 2025.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$64.98
Transfer agent and registrar fees and expenses	$1,500.00
Legal fees and expenses	$15,000.00
Printing fees and expenses	$1,500.00
Accounting fees and expenses	$25,000.00
Miscellaneous fees and expenses	$1,000.00
Total	$44,064.98

Item 14. Indemnification of Officers and Directors.

Under Nevada law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his or her fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the NRS, or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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Our Articles of Incorporation, as amended, and bylaws (the “Bylaws”) provide, among other things, that a director or officer of the corporation may be indemnified against expenses, liability, and loss (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, or investigative, to the fullest extent permitted under the NRS, unless it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Directors and officers of the corporation cannot be personally liable for damages for breach of fiduciary duty, except (a) for acts of omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act.

On September 2, 2021, the Company, and TicketSmarter, LLC (“TicketSmarter”) on behalf of itself and its wholly owned subsidiary Goody Tickets, LLC, and members of TicketSmarter, entered into a Unit Purchase Agreement (the “UPA”), pursuant to which, the Company purchased all of the issued and outstanding membership interests of TicketSmarter, for aggregate consideration of approximately $13.3 million, (subject to adjustment) including cash of approximately $8.9 million and 35,987 shares of Company Common Stock with a value of approximately $990,360, which consideration was paid at closing. Such consideration includes up to approximately $3.7 million structured as contingent payment in additional cash and shares of Common Stock if TicketSmarter achieves certain EBITDA milestones prior to March 31, 2022, as set forth in the UPA.

The UPA contains customary representations and warranties and covenants. The closing of the UPA and the acquisition also occurred on September 2, 2021. Mr. Jeffrey Goodman and Mr. Michael Goodman, will be employed by Digital TicketSmarter as Chief Executive Officer and Chief Operations Officer, respectively, and they each executed certain restricted stock grant agreements with the Company, whereby the Company issued 5,000 restricted shares of Common Stock and 2,500 shares of Common Stock to Mr. Jeffrey Goodman and Mr. Michael Goodman, respectively, subject to the terms and provisions of the Company’s 2020 Stock Option and Restricted Stock Plan. The restricted shares of Common Stock were valued based on the closing price of the Common Stock on the Nasdaq Stock Market on the day of grant. The restricted shares of Common Stock will vest in equal installments over a five-year period beginning on the first anniversary date each recipient began employment.

The issuance of the 35,987 restricted common shares and the total issuance of the 7,500 shares of restricted common stock to Jefferey Goodman and Michael Goodman were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) because Jefferey Goodman and Michael Goodman had a pre-existing relationship with the Company, there was no general solicitation made, and the investors represented their sophistication. Furthermore, the creditor made representations that the securities issued to extinguish the obligations were taken for investment purposes and not with a view to resale.

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On August 23, 2022, the Company entered into an Exchange Agreement (collectively, the “New Warrant Exchange Agreements”) with each of the January 2021 Investors, pursuant to which the Company agreed to issue to the Investors an aggregate of 303,750 shares of Common Stock in exchange for the cancellation by the January 2021 Investors of the January 2021 Warrants, the August 2021 Exchange Warrants and the August 2021 Replacement Warrants. Each of the New Warrant Exchange Agreements provides that, for a period of 60 days, the Company will not issue shares of Common Stock or securities convertible into shares of Common Stock, or otherwise file any registration statement with respect to the issuance of such securities, subject in each case to certain exceptions described more fully in the New Warrant Exchange Agreements.

On October 13, 2022 the Company, entered into a Securities Purchase Agreement with certain institutional investors (the “October 2022 Investors”), pursuant to which the Company agreed to issue and sell, in a private placement (the “October 2022 Offering”), 1,400,000 shares of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and 100,000 shares of the Company’s Series B Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”), at an offering price of $9.50 per share, representing a 5% original issue discount to the stated value of $10.00 per share, for gross aggregate proceeds of $15 million in the October 2022 Offering, before the deduction of discounts, fees and offering expenses. The shares of Preferred Stock will, under certain circumstances, be convertible into shares of Common Stock, at the option of the holders of the Preferred Stock and, in certain circumstances, by the Company. The Purchase Agreement contains customary representations, warranties and agreements by the Company and the October 2022 Investors, and customary conditions to closing. The October 2022 Offering closed on October 19, 2022.

In connection with the October 2022 Offering, the Company agreed to pay A.G.P./Alliance Global Partners (the “Financial Advisor”) an aggregate cash fee equal to $750,000 and to reimburse the Financial Advisor for certain of its expenses in an amount not to exceed $135,000.

On January 10, 2023, the Company awarded an aggregate of 35,000 shares of restricted common stock to its employees which will vest pursuant to their respective vesting schedules provided that they remain employees on each such date.

On April 5, 2023, the Company entered into and consummated the initial closing (the “First Closing”) of the transactions contemplated by a Securities Purchase Agreement, dated as of April 5, 2023 (the “2023 Purchase Agreement”), between the Company and certain investors (the “2023 Purchasers”). At the First Closing, the Company issued and sold to the 2023 Purchasers Senior Secured Convertible Notes in the aggregate original principal amount of $3,000,000 (the “2023 Notes”) and warrants (the “2023 Warrants”). The 2023 Purchase Agreement provided for ten percent (10%) original interest discount resulting in gross proceeds to the Company of $2,700,000. No interest accrues under the Notes. The Warrants are exercisable for an aggregate 1,125,000 shares comprised of 375,000 warrants at an exercise price of $5.50 per share of the Company’s common stock, 375,000 warrants at an exercise price of $6.50 per share of common stock, and 375,000 warrants at an exercise price of $7.50 per share of common stock. Subject to certain conditions, within 18 months from the effectiveness date and while the 2023 Notes remain outstanding, the 2023 Purchasers have the right to require the Company to consummate a second closing of up to an additional $3,000,000 of 2023 Notes and 2023 Warrants on the same terms and conditions as the First Closing, except that the 2023 Notes may be subordinate to a mortgage on the Company’s headquarters building (the “Bank Mortgage”). The 2023 Notes are convertible into shares of common stock at the election of the 2023 Purchasers at any time at a fixed conversion price of $5.00 (the “Conversion Price”) per share of common stock. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable Conversion Price (subject to certain exceptions). Subject to certain conditions, including certain equity conditions, the Company may redeem some or all of the then outstanding principal amount of the 2023 Note for cash in an amount equal to 110% of the outstanding principal amount of the 2023 Notes (the “Optional Redemption Amount”). In addition, the Purchasers may, at their option, demand repayment at the Optional Redemption Amount upon five (5) business days’ written notice following (i) the closing by the Company of the Bank Mortgage, or (ii) a sale by the Company of common stock or common stock equivalents.

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On June 24, 2024, the Company entered into a private placement transaction (the “June 2024 Private Placement”), pursuant to a Securities Purchase Agreement with certain institutional investors (the “June 2024 Purchasers”) for aggregate gross proceeds of approximately $2.9 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the June 2024 Private Placement. The Company intends to use the net proceeds from the June 2024 Private Placement for inventory purchases, artist costs for upcoming festivals, transaction cost, expanded sales, marketing, partial prepayment of an outstanding note and general working capital. Aegis Capital Corp. (“Aegis”), acted as the exclusive placement agent for the June 2024 Private Placement, which closed on June 25, 2024. As part of the June 2024 Private Placement, the Company issued an aggregate of 1,195,219 units and pre-funded units (collectively, the “Units”) at a purchase price of $2.51 per unit (less $0.00001 per pre-funded unit). Each Unit consists of (i) one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (or one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrants”)), (ii) one Series A warrant to purchase one share of Common Stock (the “Series A Warrant”) and (iii) one Series B warrant to purchase such number of shares of Common Stock as will be determined on the Reset Date (as defined below) and in accordance with the terms therein (the “Series B Warrant”, and together with the Series A Warrant, the “Warrants”). The Pre-Funded Warrants are immediately exercisable at an exercise price of $0.0001 per share of Common Stock and will not expire until exercised in full. The Series A Warrants will be exercisable at any time or times on or after the date Stockholder Approval (as defined in the Series A Warrant) is obtained, have an initial exercise price of $2.51 per share of Common Stock and a term of 5 years after the later of (a) the date that the Company obtains the Stockholder Approval and (b) the earlier of (i) the Resale Effective Date (as defined in the Registration Rights Agreement (as defined below)) registering all of the Registerable Securities (as defined in the Registration Rights Agreement) or (ii) the date that the Registerable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. The Series B Warrants will be exercisable at any time or times on or after the date Stockholder Approval is obtained, have an initial exercise price of $0.001 per share of Common Stock and will not expire until exercised in full. The number of shares of Common Stock issuable under the Series B Warrants will be determined following the earliest to occur of: (i) the date on which a resale registration statement covering the resale of all Registrable Securities has been declared effective for 20 consecutive trading days, (ii) the date on which the June 2024 Purchasers may sell the Registrable Securities pursuant to Rule 144 under the Securities Act for a period of 20 consecutive trading days, and (iii) twelve months and 20 days following the issuance date of the Series B Warrants (the “Reset Date”), in each case, pursuant to the lowest daily weighted average trading price of the shares of Common Stock during a period of 20 trading days, subject to a pricing floor of $0.502 per share of Common Stock (the “Floor Price”), such that, assuming the Floor Price, the maximum number of shares of Common Stock underlying the Series A Warrants and Series B Warrants would be an aggregate of approximately 5,976,095 shares and 4,780,877 shares, respectively. The Company has undertaken to file a resale registration statement covering all of the Registrable Securities on behalf the June 2024 Purchasers pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), also entered into with the June 2024 Purchasers in connection with the June 2024 Private Placement. Pursuant to the Registration Rights Agreement, the Company shall file the resale registration statement within twenty (20) trading days after the closing of the June 2024 Private Placement, and the resale registration statement shall be effective within thirty (30) calendar days following the filing date (or, in the event of a full review by the United States Securities and Exchange Commission (the “SEC”), fifty (50) calendar days following the filing date).

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On November 6, 2024, the Company entered into a Securities Purchase Agreement (the “November 2024 Securities Purchase Agreement”) with certain institutional investors (the “November 2024 Purchasers”), pursuant to which the Company has agreed to issue and sell to such November 2024 Purchasers, in a private placement transaction, (i) senior secured promissory notes in aggregate principal amount of $3,600,000 (the “Notes”), and (ii) 808,377 shares (the “Shares”) of Common Stock, for aggregate gross proceeds of approximately $3.0 million, before deducting placement agent fees and other offering expenses payable by the Company (such transaction, the “November 2024 Private Placement”). The November 2024 Private Placement closed on November 7, 2024 (the “November 2024 Private Placement Closing Date”). Pursuant to the November 2024 Securities Purchase Agreement, the Company is required to use approximately $2,015,623 of the net proceeds from the November 2024 Private Placement to pay, in full, all liabilities, obligations and indebtedness owing by the Company and its subsidiary, Kustom (the “Borrowers”), to Mosh Man, LLC (the “Lender”), in respect of that certain promissory note and note purchase agreement and related documents by and among the Borrowers and the Lender (collectively, the “Mosh Man Note”). The Company’s full repayment of the outstanding obligations under the Mosh Man Note will effectively terminate the public sale process of the collateral securing the Borrowers’ obligations thereunder, which sale process was disclosed by the Company in a Current Report on Form 8-K filed by the Company on October 28, 2024 and again November 4, 2024. The Company anticipates that the remaining net proceeds from the November 2024 Private Placement after repayment of the Mosh Man Note, and after deducting placement agent fees and other offering expenses, will meet the Company’s capital needs for approximately three months after the November 2024 Private Placement Closing Date, subsequent to which the Company anticipates that it will need to raise additional funds to implement its business plan and to service its ongoing operations. The Company also anticipates pursuing the sale of its video solutions business in the short term. Pursuant to the November 2024 Securities Purchase Agreement, the Company shall file within 30 days of the November 2024 Private Placement Closing Date a registration statement with the SEC for a public offering and use its reasonable best efforts to pursue and consummate a financing transaction within 90 days of the November 2024 Private Placement Closing Date. The proceeds of the public offering shall be used as set forth in the registration statement, including the repayment of the principal amounts of the Notes. The Company shall also file within 30 days of the November 2024 Private Placement Closing Date a registration statement on Form S-1 (or other appropriate form if the Company is not then S-1 eligible) providing for the resale by the November 2024 Purchasers of the Shares issued under the November 2024 Securities Purchase Agreement. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the filing thereof and to keep such registration statement effective at all times until no November 2024 Purchaser owns any Shares. Furthermore, pursuant to the November 2024 Securities Purchase Agreement, within five (5) days of the signing the November 2024 Securities Purchase Agreement, (i) the Company’s board of directors shall approve an amendment to the Bylaws setting the quorum required for a special meeting of stockholders to one-third of all stockholders entitled to vote at such special meeting and (ii) the Company shall file with the SEC a preliminary proxy statement on Schedule 14A announcing a meeting of stockholders for the purpose of approving the Series A and Series B warrants issued by the Company on June 25, 2024. On November 6, 2024, the Company adopted Amendment No. 1 to Bylaws with the approval of the Board. The Bylaws were amended to reduce the quorum requirement at any meeting of the Company’s stockholders to thirty-three and one-third percent (33 1/3%) of the stock issued and outstanding and entitled to vote at such meeting. Furthermore, in order to secure the Company’s obligations under the Notes, the November 2024 Securities Purchase Agreement provides that the Company shall cause its wholly owned subsidiaries, to the extent permitted under such subsidiaries’ existing obligations, to guarantee the payment of and performance of obligations under the Notes. The Company agreed to use best efforts to enter into subsidiary guarantees to that effect. On November 13, 2024, the Company entered into that certain Secured Subsidiary Guarantee (the “Guarantee”), by and among the Company, TicketSmarter, Kustom 440, Inc. (“Kustom 440”), and Kustom (each of TicketSmarter, Kustom 440 and Kustom a “Guarantor” and together, the “Guarantors”). Pursuant to the Guarantee, the Guarantors guarantee to the November 2024 Purchasers the prompt and complete payment and performance when due of the Obligations (as defined in the Guarantee).

Except as stated above, no underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

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(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on January 16, 2025.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanton E. Ross	Chief Executive Officer and Director	January 16, 2025
Stanton E. Ross	(principal executive officer)

*	Chief Financial Officer, Secretary and Treasurer	January 16, 2025
Thomas J. Heckman	(principal financial officer and principal accounting officer)

*	Director	January 16, 2025
D. Duke Daughtery

*	Director	January 16, 2025
Leroy C. Richie

*	Director	January 16, 2025
Charles M. Anderson

* By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Attorney-in-fact

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 23, 2022, between Digital Ally, Inc. and DGLY Subsidiary (filed as an exhibit to the Company’s Current Report on Form 8-K with the SEC on August 23, 2022).
2.2	Agreement and Plan of Merger, dated June 1, 2023, by and among Clover Leaf Capital Corp., CL Merger Sub, Inc., Yntegra Capital Investments LLC, in the capacity as the Purchaser Representative, Kustom Entertainment, Inc. and Digital Ally, Inc (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 6, 2023).
2.3	Amendment No. 1 to the Merger Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
3.1(i)(a)	Articles of Incorporation (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 23, 2022).
3.1(i)(b)	Articles of Merger (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 23, 2022).
3.1(i)(c)	Certificate of Amendment to Digital Ally, Inc.’s Articles of Incorporation (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on December 8, 2022).
3.1(i)(d)	Certificate of Amendment to Articles of Incorporation of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on February 7, 2023).
3.1(i)(e)	Certificate of Correction to Articles of Incorporation, filed on October 28, 2024 (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 1, 2024).
3.1(i)(f)	Certificate of Correction to Articles of Incorporation, filed on October 30, 2024 (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 1, 2024).
3.1(i)(g)	Certificate of Correction to Articles of Incorporation, filed on October 30, 2024 (duplicate filing) (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 5, 2024).
3.1(ii)(a)	Bylaws (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 23, 2022).
3.1(ii)(b)	Amendment No. 1 to Bylaws of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 8, 2024).
4.1	Form of Common Stock Certificate (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on April 1, 2024).
4.2	Form of Common Stock Purchase Warrant of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 5, 2019).
4.3	Form of Pre-Funded Common Stock Purchase Warrant of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on January 28, 2021).
4.4	Form of Common Stock Purchase Warrant of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on January 28, 2021).
4.5	Form of Senior Secured Convertible Note, issued by Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
4.6	Form of Warrant of Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
4.7	Revolving Note, dated October 26, 2023, issued by Digital Ally, Inc.to Kompass Kapital Funding, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC October 27, 2023).
4.8	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on March 31, 2023).
4.9	Form of Series A Warrant (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
4.10	Form of Series B Warrant (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
4.11	Form of Pre-Funded Warrant (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
4.12	Form of Senior Secured Promissory Note (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 7, 2024).
4.13	Form of Guarantee (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 15, 2024).
5.1**	Opinion of Sullivan & Worcester LLP.
10.1	2005 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s October 2006 Form SB-2).
10.2	2006 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s October 2006 Form SB-2).
10.3	Form of Stock Option Agreement (ISO and Non-Qualified) 2005 Stock Option Plan (filed as an exhibit to the Company’s October 2006 Form SB-2).
10.4	Form of Stock Option Agreement (ISO and Non-Qualified) 2006 Stock Option Plan (filed as an exhibit to the Company’s October 2006 Form SB-2).
10.5	Forms of Restricted Stock Agreement for 2005, 2006, 2007 and 2008 Stock Option and Restricted Stock Plans (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on March 23, 2010).

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10.6	2011 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 1, 2011).
10.7	Form of Stock Option Agreement for 2011 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 1, 2011).
10.8	Amended and Restated 2015 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Current Report on Form S-8 with SEC on May 23, 2016).
10.9	Form of 2015 Stock Option and Restricted Stock Plan Restricted Stock Grant Agreement (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on March 31, 2023).
10.10	Digital Ally, Inc. 2018 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-8 with SEC on August 20, 2018).
10.11	Form of 2018 Stock Option and Restricted Stock Plan Restricted Stock Grant Agreement (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on March 31, 2023).
10.12	Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-8 with SEC on November 16, 2020).
10.13	Amendment to Digital Ally, Inc. 2020 Stock Option and Restricted Stock Plan (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A with SEC on April 27, 2021).
10.14	Form of 2020 Stock Option and Restricted Stock Plan Restricted Stock Grant Agreement (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on March 31, 2023).
10.15	Digital Ally, Inc. 2022 Stock Option and Restricted Stock Plan (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A with SEC on October 28, 2022).
10.16	Form of 2022 Stock Option and Restricted Stock Plan Restricted Stock Grant Agreement under the 2022 Stock Option and Restricted Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-8 with SEC on February 28, 2023).
10.17	Proceeds Investment Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 2, 2018).
10.18	Letter Agreement, dated as July 31, 2018, by and between Digital Ally, Inc. and Brickell Key Investments LP (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 2, 2018).
10.19	Form of Securities Purchase Agreement, dated as of January 11, 2021, by and between Digital Ally, Inc. and the Investors (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on January 12, 2021).
10.20	Form of Placement Agency Agreement, dated January 27, 2021, by and between Digital Ally, Inc. and Kingswood Capital Markets, division of Benchmark Investments, Inc (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC January 28, 2021).
10.21	Form of Securities Purchase Agreement, dated as of January 27, 2021, by and between Digital Ally, Inc. and the Investors (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC January 28, 2021).
10.22	Commercial Real Estate Sales Contract, dated February 24, 2021, between Digital Ally, Inc. and DDG Holding, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on May 3, 2021).
10.23	Form of Operating Agreement of Nobility Healthcare, LLC, dated June 1, 2021 (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 9, 2021).
10.24	Warrant Exchange Agreement, dated August 19, 2021, by and among Digital Ally, Inc. and the warrant holders who are signatories thereto (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 19, 2021).
10.25	Unit Purchase Agreement, dated September 2, 2021 (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on September 9, 2021).
10.26	Form of Exchange Agreement, dated August 23, 2022 (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 23, 2022).
10.27	Form of Securities Purchase Agreement, dated October 13, 2022, between Digital Ally, Inc. and the investors thereto (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on October 19, 2022).
10.28	Form of Registration Rights Agreement, dated October 13, 2022, by and among Digital Ally, Inc. and the investors named therein (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on October 19, 2022).

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10.29	Form of Securities Purchase Agreement, dated April 5, 2023, between Digital Ally, Inc. and certain Purchasers who are signatories thereto (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.30	Form of Security Agreement, dated April 5, 2023, between Digital Ally, Inc. and certain holders of Digital Ally, Inc.’s Senior Secured Convertible Notes who are signatories thereto (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.31	Form of Trademark Security Agreement, dated April 5, 2023, between Digital Ally, Inc. and a lender (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.32	Form of Patent Security Agreement, dated April 5, 2023, between Digital Ally, Inc. and between Digital Ally, Inc. and a lender (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.33	Form of Subsidiary Guaranty, dated April 5, 2023, by and among Digital Ally, Inc. and its direct and indirect subsidiaries and a lender (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.34	Form of Registration Rights Agreement, dated April 5, 2023, between Digital Ally, Inc. and certain Purchasers, who are signatories thereto (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on April 7, 2023).
10.35	Loan and Security Agreement, dated October 26, 2023, by and between Digital Ally, Inc., Digital Ally Healthcare, LLC, and Kompass Kapital Funding, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on October 27, 2023).
10.36	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated October 26, 2023, by and between Digital Ally, Inc. and Kompass Kapital Funding, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on October 27, 2023).
10.37	Lock-Up Agreement, dated June 1, 2023, by and between Clover Leaf Capital Corp., Yntegra Capital Investments, LLC, and Digital Ally, Inc (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 6, 2023).
10.38	Form of Securities Purchase Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
10.39	Form of Registration Rights Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
10.40	Placement Agent Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
10.41	Amendment No. 2 to the Lock-Up Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on June 28, 2024).
10.42	Letter Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on July 18, 2024).
10.43	Purchase and Sale Agreement, dated August 2, 2024, between Digital Ally, Inc. and Serenity Now, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 6, 2024).
10.44	Amendment (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on August 23, 2024).
10.45	Amendment No. 2 to the Merger Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on September 4, 2024).
10.46	Second Letter Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on September 13, 2024).
10.47	Amended Note (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on September 27, 2024).
10.48	Form of Securities Purchase Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 7, 2024).
10.49	Mutual Termination and Release Agreement, dated as of November 7, 2024, by and among Clover Leaf Capital Corp., CL Merger Sub, Inc., Yntegra Capital Investments LLC in the capacity as the Purchaser Representative, Kustom Entertainment, Inc. and Digital Ally, Inc. (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on November 8, 2024).
10.50	Form of First Amendment to Securities Purchase Agreement (filed as an exhibit to the Company’s Current Report on Form 8-K with SEC on December 11, 2024).
21.1	Subsidiaries of Registrant (filed as an exhibit to the Company’s Annual Report on Form 10-K with SEC on April 1, 2024).
23.1*	Consent of RBSM LLP, independent registered public accounting firm.
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Filing Fee Table

* Filed herewith

** Previously filed.

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